UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 15, 2023, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Announces Resumption of Proxy Fight, Will Seek to Replace Board Members and Continue to Support Removal of Legacy Directors Harry Madonna, Andrew Cohen, Lisa Jacobs, and Harris Wildstein

Company’s Mismanagement Has Driven Stock Down to All-Time Low, Dropping Over 75% in Just the Last Year, Swung from a Profit to a Loss

CAMDEN, NJ: George A. Norcross, III, Gregory B. Braca, and Philip A. Norcross today announced they will resume their proxy fight for shareholder control of Republic First Bancorp, Inc. (the “Company” or “Republic First”) (FRBK) and continue to challenge the Company’s efforts to entrench current leadership by reducing the size of the Board. The Norcross Braca group will also seek to replace FRBK Board members at the Company’s long-delayed annual meetings, install new management and resume its direct communications with the Company’s shareholders.

“We believe it is clear that Harry Madonna, Andrew Cohen, Lisa Jacobs, and Harris Wildstein mismanaged Republic First for years and shareholders are now paying the price for their recklessness and unwillingness to simply do what is right: give up control and get out of the way,” said Greg Braca today. “Recent inaction and failure to raise badly needed capital only proves to us that these four legacy directors care more about their personal interests than they do about Republic First and its future. If they won’t do anything to protect shareholders, we will continue our efforts to do so.”

The Norcross Braca group also questioned the Company’s newly announced decision to pause the Castle Creek/Cohen Private Ventures equity raise. The publicly announced raise was pegged at $2.25 a share, far above the Company’s recent stock price. The Norcross Braca group believes that raising equity capital at a significant premium to the Company’s current stock price would be beneficial, not dilutive, to the Company’s shareholders.

In April, the Philadelphia Court of Common Pleas confirmed the Norcross Braca group would be able to nominate directors to the Company’s Board at its next scheduled annual meeting. Braca will be offered as one of the nominees to replace current FRBK board members Benjamin C. Duster, IV and Peter B. Bartholow at the 2022 meeting. The Norcross Braca group will also seek to replace Madonna at the 2023 meeting and will consider additional nominees. It has been over two years since the Company held a public annual meeting.

The Norcross Braca group will also resume litigation regarding the Company’s attempt to reduce the size of its board as a way to protect insiders and legacy Board members.

The Norcross Braca group is taking these actions to protect shareholders and the Company. In recent weeks, the Company’s stock has hit new all-time lows – dropping to just 62 cents a share earlier this month – as its financial condition continues to deteriorate. The Company’s securities portfolio reflects an unrealized loss of as much as $400 million and in its most recent quarterly earnings report, the Company revealed it is losing significant amounts of money from operations. Its net income swung from a $5.4 million ($0.08 per diluted share) profit in the first quarter of 2022 to a net loss of $9.7 million, or ($0.15) per diluted share, in the first quarter of 2023.

“More than a year ago, we first raised the alarm about the poor decision Republic First’s legacy directors made to make long term investments at a time when interest rates were rising,” continued Braca. “Now, it should be clear why new capital, and new leadership, are so important to Republic First’s future, yet Madonna, Cohen, Wildstein and Jacobs continue to do almost nothing to fix the problem.”

The Norcross Braca group has made five public proposals to inject significant capital in the Company at share prices ranging from $2.35 to $5.20 and provide new leadership since it first announced the purchase of a significant number of shares of Republic First in January 2022. The leadership of Republic First has failed to embrace any of these proposals even as the Company’s financial and stock performance has declined significantly.

In addition to the damaging decision to invest assets in long-term securities while interest rates were rising, in the last fifteen months, a steady drip of revelations have come out about the Company, including the disclosure of hundreds of thousands of dollars of related party transactions, the award of golden parachutes to executives and an ongoing inability to file required public disclosures.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.